Exhibit 10.40

Managing Director Agreement
MANAGING DIRECTOR AGREEMENT
This Agreement (“Agreement”) is between BearingPoint, Inc. (“BearingPoint”) and                      (“You” and all similar references) as of                      (the “Effective Date”):
1. Employment/Exclusive Services. You accept employment as of the Effective Date on the terms and conditions of this Agreement. You agree to: (a) devote your professional time and best effort to BearingPoint’s business and to refrain from professional practice other than on BearingPoint’s behalf; (b) perform all assigned work faithfully and to the best of your ability at such times and places as BearingPoint designates; (c) abide by all policies of BearingPoint, current and future, including the EEO policy attached as Exhibit A, and the Anti-Harassment policy attached as Exhibit B; (d) comply with the Confidentiality and Intellectual Property Agreement attached as Exhibit C; (e) abide by the terms of the Consent Form, concerning personal data, attached as Exhibit D; and (f) agree to, and abide with, the list of Competitive Businesses, attached as Exhibit E. By executing this Agreement, you represent and confirm that you are not bound by any covenant restricting you from being employed at BearingPoint or from performing your duties under this Agreement.
2. Compensation and Benefits. As of the Effective Date, BearingPoint will pay you a base salary, less withholding and deductions, payable in accordance with BearingPoint’s normal payroll practices. From time to time, BearingPoint may adjust your salary and other compensation in its discretion. During your employment, you will be eligible to participate in employee compensation or benefit plans (including group medical and 401(k)), incentive award programs, and employee stock option or purchase plans and to receive other fringe benefits that BearingPoint makes generally available to employees in your position. BearingPoint may amend or discontinue any of its plans, programs, policies and procedures at any time for any or no reason with or without notice.
As a condition of receiving any stock options or other equity awards, you will be required to enter into a separate stock option or other agreement that will provide (among other things) for the termination of your stock options or other equity awards and a payment to BearingPoint or its designee of some or all of your gain if you violate Sections 1(d), 3, 4, 5, and/or Exhibit C of this Agreement. You also agree and authorize BearingPoint to deduct or withhold from your base salary or other compensation amounts which are owed to BearingPoint or for any other lawful purpose.
3. Duty of Loyalty. You acknowledge and agree that you owe a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of BearingPoint and to do no act that would injure the business, interests, or reputation of BearingPoint. You understand and agree that you will not divert business from BearingPoint to a Competitive Business, prepare for a future competitive venture or engage in self-dealing while in BearingPoint’s employ. In keeping with these duties, you shall make full disclosure to BearingPoint of all business opportunities pertaining to BearingPoint’s business and shall not appropriate for your future benefit business opportunities of BearingPoint.
4. Conflicts of Interest. You understand and agree that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial or consulting activities, which interest might in any way adversely affect BearingPoint, involves a possible conflict of interest. Consistent with your fiduciary duties to BearingPoint, you agree that you shall not knowingly become involved in a conflict of interest with BearingPoint or upon discovery of such a conflict, permit it to continue. You also agree to disclose promptly to BearingPoint’s General Counsel any facts which might involve such a conflict of interest that has not been approved by BearingPoint’s Board of Directors.

Managing Director Agreement
5. Covenants. In consideration of your employment, special training, access to Proprietary Information and eligibility for stock options or other equity awards, you agree to the following obligations that you acknowledge are reasonably designed to protect BearingPoint’s legitimate business interests without unreasonably restricting your ability to earn a living after leaving BearingPoint.
     (a) Non-Disclosure. To assist you in performing your duties, BearingPoint agrees to provide you special training regarding its business methods and access to certain confidential and proprietary information and materials belonging to BearingPoint and to third parties, including its Clients and Prospective Clients who have furnished information to BearingPoint. You will be entrusted with business opportunities of BearingPoint and placed in a position to use and develop business goodwill on BearingPoint’s behalf. You agree that all of this non-public information, including the identities of BearingPoint’s Clients and Prospective Clients and their key decision makers or other client or prospect lists, is “Proprietary Information” as defined in Exhibit C. In keeping with the obligations imposed by Exhibit C, you agree that you will not, at any time during or after your employment at BearingPoint, make any unauthorized disclosure of BearingPoint’s Proprietary Information to any third party or otherwise use such Proprietary Information to BearingPoint’s competitive disadvantage.
     (b) Non-Competition. While employed with BearingPoint and for 18 months after your termination or resignation, for whatever reason, you will not, directly or indirectly, on your own behalf or on behalf of a Competitive Business (as specified in Exhibit E), in any geographic area or market where you (or a direct report of your business unit) provided BearingPoint Services during the preceding 12 months: (I) engage in or be employed by or affiliated with a Competitive Business in which you perform the same or similar duties or responsibilities or provide comparable services that you performed or provided while employed as a Managing Director of BearingPoint; (II) offer to provide to any Client or Prospective Client similar services in the same line of business to those which you conducted, provided or offered to provide while employed by BearingPoint; (III) render advice or services to, or otherwise assist, any Competitive Business in rendering advice or services similar to that advice or services offered or provided by BearingPoint through you or your business unit to any Client or Prospective Client; (IV) divert or attempt to divert any Client or Prospective Client from BearingPoint to a Competitive Business; (V) transact any business with any Client or Prospective Client which, in any manner, would have, or is likely to have, an adverse effect upon BearingPoint’s existing or prospective business relationships; and/or (VI) develop, acquire or maintain an ownership interest in a Competitive Business, provided that ownership interest of less than 5% of the outstanding capital stock of a publicly traded Competitive Business shall not be a violation of this provision. If BearingPoint abandons a particular aspect of its business (i.e., ceases providing such services with the intention to permanently refrain from such aspect of the business), then this covenant shall not apply to such former aspect of BearingPoint’s business.
     (c) Non-Solicitation of Clients and Prospective Clients. During your employment with BearingPoint and for a period of 18 months after your termination or resignation, for whatever reason, you agree not to take any action to, or do anything reasonably intended to, solicit any Client or Prospective Client on your own behalf or on behalf of a Competitive Business (as specified in Exhibit E) or otherwise influence or attempt to influence any Client or Prospective Client to cease or refrain from doing business, or reduce the Client’s business, with BearingPoint. The term “solicit” includes any direct or indirect approach, verbal or written, to a Client or Prospective Client containing an offer, announcement, request, petition, solicitation or other entreaty that asks, urges, encourages, invites, moves or otherwise persuades a Client or Prospective Client to contact or respond to you or a Competitive Business for business purposes. You understand and agree that impermissible solicitation includes, but is not limited to, informing any Client or Prospective Client of your intent to form or join a Competitive Business or announcing to any Client or Prospective Client your departure from BearingPoint or your forming or joining a Competitive Business. You also agree not to make any public or private false, derogatory or disparaging comments about BearingPoint (or its employees) to any Clients or Prospective Clients or act in any manner that could reasonably be expected to result in damage to the goodwill or business reputation of BearingPoint.
     (d) Non-Solicitation of Employees. While employed with BearingPoint and for 18 months after your termination or resignation, for whatever reason, you agree not to hire, employ, solicit for employment or attempt to hire (or assist a Competitive Business in doing so) any employee of BearingPoint or any former employee who left BearingPoint within 12 months before or after your termination or resignation. This prohibition applies to any direct or indirect, written or verbal, contact for employment purposes and includes, but is not limited to, notice of alternative job opportunities, responses to employee inquiries, referrals to hiring managers or providing employee identity, contact, performance or compensation information to a Competitive

Managing Director Agreement
Business or its representative. Impermissible solicitation also includes any direct or indirect offer to engage or retain a BearingPoint employee or former employee as an employee, agent, consultant, independent contractor or in any other capacity to perform services for a person or entity other than BearingPoint.
6. Remedies. In addition to and without limiting any remedies in law or in equity that may be available to BearingPoint for breach of this Agreement, including, but not limited to, injunctive and other equitable relief, you also agree to the following obligations and accept the following consequences:
     (a) Compensation Forfeiture. If BearingPoint determines that you have breached Sections 3 or 4, you agree to forfeit or repay all salary and other compensation that you have earned or would otherwise be entitled to from BearingPoint during any period of disloyalty or conflicting interest. This compensation forfeiture shall be absolute and not subject to any apportionment for properly performed services during any period when disloyal acts were committed. By executing this Agreement, you authorize BearingPoint to engage in self-help and deduct or withhold from any compensation otherwise due or owing to you in order to satisfy such forfeiture. You also agree to forfeit and pay to BearingPoint all gains realized from the disloyal or conflicting acts and to reimburse BearingPoint for all losses incurred as a result of the disloyalty, including costs and attorney’s fees.
     (b) Injunctive Relief. You acknowledge and agree that BearingPoint’s remedy at law for any breach of the covenants or other provisions contained in Sections 3, 4, 5 or Exhibit C would be inadequate and that BearingPoint shall, in addition to any other remedies, be entitled to a temporary restraining order, a preliminary and permanent injunction, or other equitable relief, restraining and enjoining you from committing or continuing to commit any violation of these covenants. For purposes of any enforcement action, you stipulate and agree that money damages would be difficult to ascertain and calculate and an inadequate remedy.
     (c) Competitive Injuries. In addition to injunctive relief, if you breach Sections 3, 4, 5(a), (b) or (c) and/or Exhibit C, BearingPoint will be entitled to recover its actual and consequential damages, including its lost profits, attorney’s fees and costs. In addition, you agree to (I) repay to BearingPoint the sign-on bonus you received under your employment offer, if any, (II) forfeit all stock options, restricted stock and any other equity awards you have received from BearingPoint, and (III) pay to BearingPoint an amount equal to the profits you have realized upon the exercise of any stock options, sale of any restricted stock or disposition of any other equity interest received under an equity award from BearingPoint. These payments shall be tendered to BearingPoint, in cash or by certified check, within 30 days of your receipt of written notice and demand for payment from BearingPoint.
     (d) Employee Solicitation. In addition to injunctive relief, if you breach Section 5(d), BearingPoint will be entitled to recover its actual and consequential damages, attorney’s fees and costs. You agree that actual damages shall include, but not be limited to, and you agree to pay to BearingPoint, (I) the costs incurred in hiring a replacement (i.e., advertising costs, headhunter fees, sign-on bonuses and training costs); (II) the excess salary differential, if any, between the replacement and departed employee for a period of 2 years; (III) the sign-on bonus the departed employee received under his or her offer letter, if any; (IV) the training expenses incurred by BearingPoint in the preceding 24 months on behalf of the departed employee; (V) all compensation that the departing employee earned or was paid during any period of disloyalty or conflicting interest; and (VI) all lost profits sustained as a result of the employee’s departure from BearingPoint. These payments will be tendered to BearingPoint upon demand, in cash or by certified check, in not less than quarterly installments over the 24 months following such breach.
7. Certain Definitions.
     “Cause” means any of the following conduct by you: (I) embezzlement or misappropriation of corporate funds; (II) breach of fiduciary duty or other material acts of dishonesty; (III) conviction of, or plea of guilty or nolo contendere to, any felony or misdemeanor involving moral turpitude; (IV) engaging in conduct that you know or should know could harm the business or reputation of BearingPoint; (IV) material failure to adhere to BearingPoint’s corporate codes, policies or procedures; (V) continued failure to meet performance standards as determined by BearingPoint over two consecutive performance review periods; (VI) a breach or threatened breach of any provision of Sections 1(d), 3, 4, 5 or Exhibit C, or a material breach of any other provision of this

Managing Director Agreement
Agreement if the breach is not cured to BearingPoint’s satisfaction within a reasonable period after BearingPoint provides you with notice (to your address on BearingPoint’s records) of the breach (no notice and cure period is required if the breach cannot be cured); or (VII) violation of any statutory, contractual, or common law duty or obligation to BearingPoint, including without limitation the duty of loyalty.
     “Client” means any person, firm, corporation, partnership, association or other entity that is or was a client of BearingPoint and with which you had direct or indirect contact by virtue of and in the course of your employment with BearingPoint or with respect to which you possess information that is proprietary or confidential to BearingPoint or the client.
     “Prospective Client” means any person, firm, corporation, partnership, association or other entity that is not a Client but with respect to whom, within 1 year before your termination or resignation, you: (I) conducted, prepared or submitted, or assisted in conducting, preparing or submitting, any proposal or client development or marketing efforts on behalf of BearingPoint (which includes any subsidiary of BearingPoint throughout this definition), or a related or affiliated entity, (II) had contact with, knowledge of, or access to Proprietary Information or other information concerning the prospective client, in connection with your BearingPoint employment; or (III) dealt with while the person was employed by a Client but who has since changed employers or become employed by a non-Client firm, corporation, partnership, association or other entity in a business decision making role.
     “BearingPoint” as used throughout this Agreement means BearingPoint, Inc. and includes any successor to, and/or subsidiary or related or affiliated entity of BearingPoint, Inc. with which you become employed or associated.
     “BearingPoint Services” means any services conducted and provided by BearingPoint during your employment including, without limitation, management and information technology services.
     “Competitive Business” means any person, firm, corporation, partnership, association or other entity that offers services competitive to BearingPoint Services. For purposes of Sections 5(b) and 5(c) above “Competitive Business” means one or more of those entities, and their successors in interest, specified in Exhibit E.
8. Termination and Resignation.
     (a) Your employment is terminable at will and may be terminated with or without cause and effective immediately upon written notice to your address on BearingPoint’s records. Upon termination by BearingPoint and subject to the terms and conditions of this Agreement, you will be entitled to all earned and unpaid base salary through your termination date. If terminated without cause and upon receipt by BearingPoint of your signed full and binding unilateral Severance and Release Agreement (“Release”) of all claims against BearingPoint arising from, or associated with your employment, BearingPoint will pay you for any earned and unused personal days and an additional amount of severance pay which, when added to your personal days payment (if any), totals 3 months pay at your then current base salary. The form of Release shall be specified at such time by BearingPoint. All of the payments in this Section 8(a) are less required and authorized withholding, deductions or other offsets authorized by this Agreement. BearingPoint, in its sole discretion, may elect any method or manner of payment under this provision, and may also require you to perform services, as detailed in Section 1 of this Agreement, during the period of time prior to your specified termination date.
     (b) You may voluntarily terminate your employment with BearingPoint upon 3 months prior written notice directed to the BearingPoint People Department unless the Chief Executive Officer of BearingPoint or his designee waives this notice in writing. Without limiting any other remedies, if you breach this Section 8(b), you will pay BearingPoint or its designee 25% of the total compensation (including salary and bonus) paid or payable to you on an annualized basis by BearingPoint during the fiscal year in which your breach occurs. These payments will be made in not less than quarterly cash installments over the 24 months following your breach. You will not be eligible for severance or any other payments.
     (c) You agree to provide all assistance requested by BearingPoint in transitioning your duties, responsibilities and Client and other BearingPoint relationships to other BearingPoint personnel, both during your employment and after your termination or resignation. You understand and agree that all announcements

Managing Director Agreement
or other communications regarding your termination or departure from BearingPoint and the transition of your work shall be made and handled exclusively by BearingPoint.
(d) During the term of your employment and for 18 months after your termination or resignation from BearingPoint, you agree to notify BearingPoint immediately, in writing, of all offers of employment received by you from any Competitive Business to perform services or other duties similar to those which you provide or provided to BearingPoint. In providing this notice, you shall disclose the identity of the Competitive Business, the location of the prospective job opportunity and your proposed duties and responsibilities. You also agree to provide such notice and consult in good faith with BearingPoint before accepting, directly or indirectly through an agent or representative, any such offer to ensure compliance with the covenants contained in Sections 3, 4 and 5 and Exhibit C of this Agreement. You also agree to provide any prospective employer with timely written notice that you are under a written employment agreement with BearingPoint which contains post-employment restrictive covenants restricting competitive activities.
9. Mediation and Arbitration. The parties agree that any and all legally cognizable disputes, claims or controversies arising out of or relating to this Agreement or causes of action arising from your employment or termination therefrom (including individual or collective claims for employment discrimination, harassment, retaliation, wrongful termination, or violations of Title VII, ADEA, ADA, FMLA, FLSA or ERISA or other federal, state, foreign or local law) shall be submitted to JAMS, or its successor, for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration in Virginia before one arbitrator. Mediation may be commenced by providing JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. Arbitration with respect to the matters submitted to mediation may be initiated by filing a written demand for arbitration at any time following the first mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. Either party may seek equitable relief prior to the mediation or arbitration to preserve the status quo or to seek relief under Sections 3, 4, 5 and/or Exhibit C of this Agreement. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. The arbitrator may, in the Award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.
10. Survival. Sections 1(d), 1(e), 2 through 16, and Exhibits C and D shall survive any termination of this Agreement or your employment (including your resignation).
11. Entire Agreement. This Agreement is the entire agreement between you and BearingPoint regarding these matters and supersedes any verbal and written agreements on such matters. In the event of a conflict between the main body of this Agreement and the Exhibits, the main body of the Agreement shall control. This Agreement may be modified only by written agreement signed by you and the CEO or his or her designee. All Section headings are for convenience only and do not modify or restrict any of this Agreement’s terms.
12. Choice of Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia. You and BearingPoint consent to the jurisdiction and venue of any state or federal court in the State of Virginia and agree that any permitted lawsuit may be brought to such courts or other court of competent jurisdiction. Each party hereby waives, releases and agrees not to assert, and agrees to cause its affiliates to waive, release and not assert, any rights such party or its affiliates may have under any foreign law or regulation that would be inconsistent with the terms of this Agreement as governed by Virginia law.
13. Waiver. Any party’s waiver of any other party’s breach of any provision of this Agreement shall not waive any other right or any future breaches of the same or any other provision. The CEO may, in his or her sole discretion, waive any of the provisions of Sections 1(d), 3, 4, 6, or Exhibit C.
14. Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity shall not affect or nullify the validity of the remaining provisions of this Agreement. If any provision of this Agreement is determined to be overly broad in duration, geographical coverage or scope, or unenforceable or unreasonable for any other reason, the parties intend for the restriction to be modified or reformed so as to be reasonable and enforceable and, as so modified, to be fully enforced.

Managing Director Agreement
15. Assignment and Beneficiaries. This Agreement only benefits and is binding on the parties and their respective affiliates, successors and permitted assigns provided that you may not assign your rights or duties under this Agreement without the express prior written consent with the other parties. BearingPoint may assign any rights or duties that it has, in whole or in part, to other affiliated or subsidiary entities without your consent.
16. Counterparts. For convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

Managing Director Agreement
The parties state that they have read, understood and agree to be bound by this Agreement and that they have had the opportunity to seek the advice of legal counsel before signing it and have either sought such counsel or have voluntarily decided not to do so:

BEARINGPOINT	EMPLOYEE

By:

(Signature)

Title:

(Print Employee’s Full Name)

Dated:

(Employee’s ID)

Dated: